Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 EARNINGS

▪	Pretax income of $4.8 million
▪	Net income of $5.4 million, or $0.22 per diluted share, includes a $2.1 million income tax benefit
▪	New contract purchases of $252 million, the largest quarterly volume since the second quarter of 2016

LAS VEGAS, NV, February 12, 2019 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $5.4 million, or $0.22 per diluted share, for its fourth quarter ended December 31, 2018. This compares to a net loss of $10.0 million, or $0.46 per diluted share, in the fourth quarter of 2017. The results for the fourth quarter of 2018 include a $2.1 million net tax benefit related to certain tax planning strategies and other adjustments. Without the benefit, net income would have been $3.3 million, or $0.13 per diluted share. For the fourth quarter of 2017, the loss includes a non-cash income tax charge of $15.1 million representing the write down of the Company’s deferred tax asset to reflect the lowered tax rates enacted by the December 2017 tax act. Without the charge, net income would have been $5.1 million or $0.20 per diluted share.

Revenues for the fourth quarter of 2018 were $91.2 million, a decrease of $16.0 million, or 14.9%, compared to $107.2 million for the fourth quarter of 2017. Total operating expenses for the fourth quarter of 2018 were $86.4 million compared to $99.0 million for the 2017 period. Pretax income for the fourth quarter of 2018 was $4.8 million compared to pretax income of $8.2 million in the fourth quarter of 2017, a decrease of 41.8%.

For the twelve months ended December 31, 2018 total revenues were $389.8 million compared to $434.4 million for the twelve months ended December 31, 2017, a decrease of approximately $44.6 million, or 10.3%. Total expenses for the twelve months ended December 31, 2018 were $371.1 million, a decrease of $31.2 million, or 7.8%, compared to $402.3 million for the twelve months ended December 31, 2017. Pretax income for the twelve months ended December 31, 2018 was $18.7 million, compared to $32.1 million for the twelve months ended December 31, 2017. Net income for the twelve months ended December 31, 2018 was $14.9 million compared to $3.8 million for the twelve months ended December 31, 2017. The full-year 2018 results include a $2.1 million net tax benefit related to certain tax planning strategies and other adjustments. Without the benefit, net income for 2018 would have been $12.8, or $0.51 per diluted share. The full-year 2017 results include a non-cash income tax charge of $15.1 million representing the write down of the Company’s deferred tax asset to reflect the lowered tax rates enacted by the December 2017 tax act. Without the charge, net income would have been $18.9 million, or $0.69 per diluted share.

During the fourth quarter of 2018, CPS purchased $251.8 million of new contracts compared to $225.2 million during the third quarter of 2018 and $190.8 million during the fourth quarter of 2017. The Company's receivables totaled $2.381 billion as of December 31, 2018, an increase from $2.343 billion as of September 30, 2018 and an increase from $2.334 billion as of December 31, 2017.

Annualized net charge-offs for the fourth quarter of 2018 were 7.19% of the average portfolio as compared to 7.24% for the fourth quarter of 2017. Delinquencies greater than 30 days (including repossession inventory) were 13.88% of the total portfolio as of December 31, 2018, as compared to 11.25% as of December 31, 2017.

“We are pleased to record our 29th consecutive quarter of pre-tax earnings,” said Charles E. Bradley, Jr. “In addition, our fourth quarter originations volume of $252 million represented the highest quarterly levels since the second quarter of 2016 and our October 2018-D securitization priced at the tightest weighted average spreads since 2011.”

Conference Call

CPS announced that it will hold a conference call on Wednesday, February 13, 2019, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 2286988.

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A replay of the conference call will be available between February 13, 2019 and February 20, 2019, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 2286988. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense, provision for credit losses and fair value of receivables, because these items are dependent on the Company’s estimates of losses to be incurred. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Interest income	$88,761	$105,100	$380,297	$424,174
Other income	2,457	2,125	9,478	10,209
	91,218	107,225	389,775	434,383
Expenses:
Employee costs	20,030	19,160	79,318	72,967
General and administrative	8,307	6,482	31,037	26,578
Interest	26,409	23,704	101,466	92,345
Provision for credit losses	25,083	43,660	133,080	186,713
Other expenses	6,605	6,002	26,171	23,709
	86,434	99,008	371,072	402,312
Income before income taxes	4,784	8,217	18,703	32,071
Income tax expense	(568)	18,168	3,841	28,306
Net income	$5,352	$(9,951)	$14,862	$3,765

Earnings per share:
Basic	$0.24	$(0.46)	$0.68	$0.17
Diluted	$0.22	$(0.46)	$0.59	$0.14

Number of shares used in computing earnings per share:
Basic	22,549	21,702	21,989	22,687
Diluted	24,411	21,702	24,988	27,214

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$12,787	$12,731
Restricted cash and equivalents	117,323	111,965
Total cash and cash equivalents	130,110	124,696

Finance receivables	1,522,085	2,304,984
Allowance for finance credit losses	(67,376)	(109,187)
Finance receivables, net	1,454,709	2,195,797

Finance receivables measured at fair value	821,066	–
Deferred tax assets, net	19,188	32,446
Other assets	60,607	71,902
	$2,485,680	$2,424,841

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$31,692	$28,715
Warehouse lines of credit	136,847	112,408
Residual interest financing	39,106	–
Securitization trust debt	2,063,627	2,083,215
Subordinated renewable notes	17,290	16,566
	2,288,562	2,240,904

Shareholders' equity	197,118	183,937
	$2,485,680	$2,424,841

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017

Contracts purchased	$251.81	$190.78	$902.40	$859.07
Contracts securitized	245.00	200.00	883.45	870.00

Total portfolio balance	$2,380.85	$2,333.53	$2,380.85	$2,333.53
Average portfolio balance	2,371.05	2,339.06	2,341.96	2,334.01

Allowance for finance credit losses as % of fin. receivables	4.43%	4.74%

Aggregate allowance as % of fin. receivables (1)	5.91%	5.70%

Delinquencies
31+ Days	12.35%	9.81%
Repossession Inventory	1.53%	1.44%
Total Delinquencies and Repo. Inventory	13.88%	11.25%

Annualized net charge-offs as % of average portfolio	7.19%	7.24%	7.74%	7.68%

Recovery rates (2)	33.0%	34.7%	34.1%	35.1%

	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2018		2017		2018		2017
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$88.76	15.0%	$105.10	18.0%	$380.30	16.2%	$424.17	18.2%
Servicing fees and other income	2.46	0.4%	2.13	0.4%	9.48	0.4%	10.21	0.4%
Interest expense	(26.41)	-4.5%	(23.70)	-4.1%	(101.47)	-4.3%	(92.35)	-4.0%
Net interest margin	64.81	10.9%	83.52	14.3%	288.31	12.3%	342.04	14.7%
Provision for credit losses	(25.08)	-4.2%	(43.66)	-7.5%	(133.08)	-5.7%	(186.71)	-8.0%
Risk adjusted margin	39.73	6.7%	39.86	6.8%	155.23	6.6%	155.33	6.7%
Core operating expenses	(34.94)	-5.9%	(31.64)	-5.4%	(136.53)	-5.8%	(123.25)	-5.3%
Pre-tax income	$4.78	0.8%	$8.22	1.4%	$18.70	0.8%	$32.07	1.4%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.